EXHIBIT 21

                         Subsidiaries of The Registrant



                                   JURISDICTION OF
NAME OF SUBSIDIARY                 INCORPORATION            BUSINESS NAME
------------------                 ---------------          -------------

Astrotech Space Operations, Inc.   Delaware                 Astrotech
Johnson Engineering Coproration    Colorado                 Johnson Engineering